EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement on Form S-8 of Sodexho Alliance, SA of our report dated February 21, 2006 relating to the financial statements of Sodexho Alliance, SA, which appear in the Annual Report on Form 20-F of Sodexho Alliance, SA.

Paris, France

February 27 2006

/s/ Hubert Toth

PricewaterhouseCoopers Audit

Hubert Toth

Exh. 23.2-1